Exhibit 10.2

AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

SMARTSTOP OP, L.P.

DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED PARTNERSHIP UNITS

In accordance with Section 4.2 and Article 11 of the Third Amended and Restated Limited Partnership Agreement, effective as of June 28, 2019 (the “Partnership Agreement”), of SmartStop OP, L.P. (formerly Strategic Storage Operating Partnership II, L.P.) (the “Partnership”), the Partnership Agreement is hereby amended by this Amendment No. 1 thereto (this “Amendment”) to create a new series of Preferred Units designated as “Series A Convertible Preferred Partnership Units” (the “Series A Preferred Units”).  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, SmartStop Self Storage REIT, Inc. (formerly Strategic Storage Trust II, Inc.) (the “General Partner”) has filed, on the date herewith, Articles Supplementary to create a new class of the General Partner’s preferred stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and set forth the rights and privileges of the Series A Preferred Stock, including, but not limited to, the terms of redemption and conversion into the General Partner’s common stock (the “Common Stock”).

WHEREAS, the parties hereto now desire to reflect the General Partner’s authorization and issuance of Series A Preferred Stock by creating the Series A Preferred Units and setting forth the rights and privileges of the Series A Preferred Units (and other terms and conditions of such units) under the Partnership Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Partnership Agreement
a.	Definitions. The following definitions from Article 1 are hereby amended and restated in their entirety, or if no such definition previously appeared, are added to Article 1:

Partnership Unit means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, including Class A Units, Class A-1 Units, Class A-2 Units, Class T Units and Series A Preferred Units. Without limitation on the authority of the General Partner as set forth in Section 4.2 hereof, the General Partner may designate any Partnership Units, when issued, as Common Units or Preferred Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units. The allocation of Partnership Units of each class among the Partners shall be as set forth on Exhibit A, as such Exhibit may be amended from time to time.

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Series A Preferred Unit means a Partnership Unit having the rights, privileges, limitations, and restrictions described on Exhibit E.

b.	The following provisions are hereby added as Exhibit E to the Partnership Agreement:

In accordance with Section 4.2(a) and Article 11 of the Agreement, the Partnership has issued Preferred Units labeled as the Series A Convertible Preferred Partnership Units (the “Series A Preferred Units”) to the General Partner.  The Series A Preferred Units shall have the following terms, rights and privileges:

1.Designation and Number. There shall be a series of Preferred Units designated as the “Series A Convertible Preferred Units”. The number of authorized Series A Preferred Units is 200,000.

2.Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank senior to the Common Units and to any other class or series of equity securities of the Partnership now or hereafter issued and outstanding (collectively, the “Junior Units”).

3.Distributions.

(a)Each holder of the then outstanding Series A Preferred Units shall be entitled to receive, when and as authorized by the General Partner and the Partnership, out of funds of the Partnership legally available for payment, cumulative preferential cash distributions at the Distribution Rate per Series A Preferred Unit.  Such preferential distributions shall accrue on each outstanding Series A Preferred Unit on a daily basis, whether or not authorized or declared, and be cumulative from the first date on which each such Series A Preferred Unit is issued (the “Original Issue Date”), and shall be payable in arrears for the prior calendar quarter on or before the 15th day of March, June, September and December of each year (each a “Distribution Payment Date”); provided, however, that if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the preceding Business Day or the following Business Day with the same force and effect as if paid on such Distribution Payment Date.  Any distribution payable on the Series A Preferred Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  A “distribution period” shall mean, with respect to the first “distribution period,” the period from and including the Original Issue Date to and including the first Distribution Payment Date, and with respect to each subsequent “distribution period,” the period from but excluding a Distribution Payment Date to and including the next succeeding Distribution Payment Date or other date as of which accrued distributions are to be calculated.  Distributions will be payable to holders of Series A Preferred Units at the close of business on the applicable record date, which shall be the date designated by the General Partner for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b)No distributions on Series A Preferred Units shall be authorized by the Partnership or paid or set apart for payment by the Partnership at such time as the terms and provisions of any written agreement of the Partnership, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

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(c)Notwithstanding the foregoing, distributions on the Series A Preferred Units shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.  Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Distribution Payment Date on which they first become payable.

(d)Unless full cumulative distributions on all outstanding Series A Preferred Units for all past distribution periods have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof is set apart for payment, no distributions (other than distributions in Junior Units) shall be authorized and declared and paid or authorized and set apart for payment nor shall any other distribution be authorized and declared and made upon any Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Units) by the Partnership (except (i) by conversion into or exchange for other Junior Units, (ii) by redemption, purchase or other acquisition of Common Units or such Junior Units made for purposes of an incentive, benefit, unit redemption program or unit purchase plan of the Partnership or any of its direct or indirect subsidiaries, (iii) for transfers, redemptions or purchases of Junior Units made in accordance with the Partnership Agreement in connection with transfers, redemptions or purchases of corresponding securities of the General Partner pursuant to the provisions of Article VI of the Articles of Incorporation and (iv) as otherwise required to preserve the General Partner’s REIT qualification).

(e)When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Units, all distributions payable on the Series A Preferred Units shall be paid pro rata based on the number of Series A Preferred Units then outstanding.

(f)Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.  Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions on the Series A Preferred Units as described above.

4.Liquidation Preference.

(a)Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership (referred to herein as a “Liquidation”), the holders of the Series A Preferred Units will be entitled to be paid out of the assets of the Partnership legally available for distribution to its unitholders, in cash or property at its fair market value as determined by the General Partner, in an amount, for each outstanding Series A Preferred Unit equal to the greater of (i) the Liquidation Amount (subject to proportionate adjustment in the event of a recapitalization, unit distribution, combination or other proportionate reduction or increase to the Series A Preferred Units), plus an amount equal to any accrued and unpaid distributions (whether or not accumulated or authorized and declared) to the date of payment or (ii) the amount that would have been payable had each Series A Preferred Unit been converted into a Common Unit

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pursuant to Section 6(a) hereof immediately prior to such Liquidation, in the event such Series A Preferred Unit is convertible pursuant to Section 6(a) at the time of such Liquidation (clauses (i) and (ii), collectively, the “Liquidation Preference”), in each case before any distribution or payment is made to holders of Common Units or any Junior Units as to the distribution of assets upon a Liquidation but subject to the preferential rights of holders of any class of units of the Partnership ranking senior to the Series A Preferred Units as to the distribution of assets upon a Liquidation. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

(b)In the event that, upon any Liquidation of the Partnership, the available assets of the Partnership are insufficient to pay the Liquidation Preference on all outstanding Series A Preferred Units, then the holders of Series A Preferred Units and all other such equity securities of the Partnership ranking on a parity with Series A Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions per unit to which they would otherwise be respectively entitled.

(c)For purposes of this Section 4, neither the voluntary sale, lease, exchange, transfer or conveyance (for cash, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, nor the merger or consolidation or any other business combination of the Partnership with or into any other entity or the merger or consolidation of any other entity into or with the Partnership or a statutory unit exchange by the Partnership, shall be deemed to be a Liquidation. Upon a Partnership Change of Control, if the outstanding Series A Preferred Units are not redeemed, repurchased or converted as provided in Section 5 or 6 hereof, then the Partnership will cause any acquirer of the Partnership to assume the obligations set forth herein and be subject to the terms and conditions set forth herein. Notwithstanding the foregoing, if such assumption is not permitted by law, the Partnership shall take any actions under its control necessary to cause the acquirer to issue securities of the acquirer with substantially similar contractual rights as those contained herein (including the inclusion of a provision in the relevant merger or consolidation agreement requiring the acquirer to issue securities of the acquirer with substantially similar contractual rights as those contained herein).

(d)In determining whether a distribution (other than upon voluntary or involuntary Liquidation), by redemption or other acquisition of equity securities of the Partnership or otherwise, is permitted under Delaware law, amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Units shall not be added to the Partnership’s total liabilities.

(e)Written notice of any Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the payment date stated therein to each record holder of the Series A Preferred Units at the respective address of such holders as the same shall appear on the unit transfer records of the Partnership.

5.Redemption and Repurchase. In connection with any redemption by the General Partner of any shares of Series A Preferred Stock pursuant to Section 5 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, an equal number of Series A Preferred Units held by the General Partner. As consideration for the redemption of such Series A Preferred Units, the Partnership shall deliver to the General Partner an amount of cash equal to the amount of cash, if any, paid to redeem the shares of Series A Preferred Stock.

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6.Conversion Rights. The Series A Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership, except as provided in the Partnership Agreement and in this Section 6.  In the event that any share of Series A Preferred Stock is converted into shares of any class of Common Stock pursuant to the provisions of Section 6 of the Articles Supplementary, the Partnership shall convert, on the date of such conversion, an equal number of Series A Preferred Units held by the General Partner into Common Units at the same conversion rate at which such shares of Series A Preferred Stock is convertible into such class of Common Stock. Any conversion pursuant to this Section 6 shall be effective as of the close of business on the date of conversion.

7.Status of Acquired Units. In the event any Series A Preferred Units have been redeemed or repurchased by the Partnership pursuant to Section 5 hereof or converted pursuant to Section 6 hereof, or otherwise reacquired by the Partnership, the units so redeemed, repurchased, converted or reacquired shall become unissued Preferred Units without further designation as to class or series, available for future classification or reclassification by the General Partner and issuance by the Partnership.

8.Record Holders. The Partnership and the transfer agent for the Series A Preferred Units may deem and treat the record holder of any Series A Preferred Units as the true and lawful owner thereof for all purposes, and neither the Partnership nor the transfer agent shall be affected by any notice to the contrary.

9.No Preemptive Rights. No holder of the Series A Preferred Units will, as a holder of the Series A Preferred Units, have any preemptive rights to purchase or subscribe for Common Units or any other security of the Partnership (whether now or hereafter authorized).

10.Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series A Preferred Units provided for herein shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the records of the Partnership.

11.Severability. If any of the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption or repurchase of the Series A Preferred Units are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption or repurchase of the Series A Preferred Units which can be given effect without the invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption or repurchase of the Series A Preferred Units shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption or repurchase of the Series A Preferred Units.

12.Definitions. Capitalized terms used herein shall have the meanings set forth below or otherwise defined herein, which definitions shall apply only to the Series A Preferred Units and shall not affect the definition of such terms as used or as otherwise defined with respect to other classes or series of Preferred Units or elsewhere in the Partnership Agreement. Capitalized terms not defined herein, shall have the meaning set forth elsewhere in the Partnership Agreement.

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“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Distribution Rate” means a rate of 6.25% per annum of the Liquidation Amount (subject to proportionate adjustment in the event of a unit split, unit distribution, combination or other proportionate reduction or increase to the Series A Preferred Units); provided, however, if the Series A Preferred Units has not been redeemed or repurchased in full on or prior to the Fifth Anniversary Date, such Distribution Rate shall increase at the rate of 0.75% per annum of the Liquidation Amount for the initial year after the Fifth Anniversary Date, and shall increase an additional 0.75% per annum of the Liquidation Amount each year thereafter to a maximum of 9.0% per annum of the Liquidation Amount until the tenth anniversary of the First Issuance Date, at which time the Distribution Rate shall increase 0.75% per annum of the Liquidation Amount each year thereafter until the Series A Preferred Units are redeemed or repurchased in full.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fifth Anniversary Date” means the fifth anniversary of the First Issuance Date.

“First Issuance Date” means the date that the first Series A Preferred Unit is issued hereunder.

“Initial Listing” means the first day shares of any class of Common Stock are Listed.

“Liquidation Amount” means $1,000.00 per Series A Preferred Unit.

“Liquidation Premium” means, upon an Initial Listing or REIT Change of Control and in accordance with the time lapsed since the First Issuance Date, the Liquidation Amount (subject to proportionate adjustment in the event of a unit split, unit distribution, combination or other proportionate reduction or increase to the Series A Preferred Units) multiplied by:

Anniversary of First Issuance Date	Premium
First Issuance Date – 1st Anniversary	10%
1st Anniversary – 2nd Anniversary	8%
2nd Anniversary – 3rd Anniversary	6%
3rd Anniversary – 4th Anniversary	4%
4th Anniversary – 5th Anniversary	2%
5th Anniversary – thereafter	0%

“Partnership Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the Partnership (including by way of any reorganization, merger, consolidation or other similar transaction) or (ii) a direct or indirect acquisition of beneficial ownership of voting securities of the Partnership by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, unit transfer or other similar transaction), pursuant to which the unitholders of the Partnership immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the total economic interests or total voting power of all securities of beneficial interest of the Partnership entitled to vote generally.

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“Person” means any individual, partnership, limited liability company, corporation, joint venture, trust or other entity.

“REIT Change of Control” means (i) a sale of all or substantially all of the direct or indirect assets of the General Partner (including by way of any reorganization, merger, consolidation or other similar transaction) or (ii) a direct or indirect acquisition of beneficial ownership of voting securities of the General Partner by another Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, unit transfer or other similar transaction), pursuant to which the stockholders of the General Partner immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the total economic interests or total voting power of all securities of beneficial interest of the General Partner entitled to vote generally.

2.

Continuation of Partnership Agreement.  The Partnership Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Partnership Agreement and this Amendment were contained in one document.  Any provisions of the Partnership Agreement not amended by this Amendment shall remain in full force and effect as provided in the Partnership Agreement immediately prior to the date hereof.  In the event of a conflict between the provisions of this Amendment and the Partnership Agreement, the provisions of this Amendment shall control.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Partnership Agreement as of the 29th day of October, 2019.

SMARTSTOP OP, L.P.
By:	SmartStop Self Storage REIT, Inc., its sole general partner
	By:	/s/ Michael S. McClure
	Name:	Michael S. McClure
	Title:	Chief Executive Officer
SMARTSTOP SELF STORAGE REIT, INC.
By:	/s/ Michael S. McClure
Name:	Michael S. McClure
Title:	Chief Executive Officer

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